Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Announces Third Quarter 2006 Earnings
Investor/Analyst Conference Call Scheduled for October 31, 2006 at 10:00 a.m. ET
ATLANTA, October 30, 2006 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $33.9 million for the third quarter of 2006, compared to net income of $71.3 million for the third quarter of 2005. On a diluted per share basis, net income available to common shareholders was $0.77 and $1.77 for the third quarter of 2006 and 2005, respectively. The Company’s reported income for the three months ended September 30, 2006 and 2005 included net gains on the sale of apartment communities of $28.1 million and $74.7 million, respectively.
Net income available to common shareholders was $48.9 million for the nine months ended September 30, 2006, compared to $130.6 million for the nine months ended September 30, 2005. On a diluted per share basis, net income available to common shareholders was $1.13 and $3.25 for the nine months ended September 30, 2006 and 2005, respectively. The Company’s reported income for the nine months ended September 30, 2006 and 2005 included gains on the sale of apartment communities of $28.1 million and $124.4 million, respectively.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the third quarter of 2006 totaled $20.8 million, or $0.47 per diluted share, compared to $18.4 million, or $0.43 per diluted share, for the third quarter of 2005.
The Company’s reported FFO for the third quarter of 2006 included other income of approximately $1.4 million, or $0.03 per diluted share, relating primarily to gains on sales of technology and other investments and the sale of undeveloped land, offset by a $0.8 million, or $0.02 per diluted share, net loss on condominium sales attributable primarily to revised total profit estimates of ongoing conversion projects. The Company’s reported FFO for the third quarter of 2005 included a $1.8 million, or $0.04 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements.
FFO for the nine months ended September 30, 2006 totaled $62.9 million, or $1.42 per diluted share, compared to $62.6 million, or $1.46 per diluted share, for the nine months ended September 30, 2005.
In addition to the other income items included in the three months ended September 30, 2006 discussed above, the Company’s reported FFO for the nine months ended September 30, 2006 included approximately $1.8 million, or $0.04 per diluted share, of non-cash other income primarily related to the mark-to-market of an interest rate swap. In addition to the non-cash loss included in the three months ended September 30, 2005 discussed above, the Company’s reported FFO for the nine months ended September 30, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of a technology investment.
Said David Stockert, CEO and President of Post Properties, “Our business performed generally in line with our expectations, as apartment market fundamentals continued to show improvement during the third quarter, evidenced primarily by increasing rents. While condominium results fell short of our expectations, we were able to offset this shortfall through a combination of gains on sales of land and investments during the quarter. We were particularly pleased to see that our largest apartment markets continued to reflect improving fundamentals.”

Mature (Same Store) Community Data
For the third quarter of 2006, average economic occupancy at the Company’s 48 mature (same store) communities, containing 17,961 apartment units, was 94.9%, compared to 95.3% for the third quarter of 2005.
Total revenues for the mature communities increased 5.6% during the third quarter of 2006, compared to the third quarter of 2005, and operating expenses increased 6.1%, producing a 5.3% increase in same store net operating income (“NOI”), or $2.0 million. The average monthly rental rate per unit increased 6.0% during the third quarter of 2006, compared to the third quarter of 2005. Property tax expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues for the mature communities increased 2.4%, and operating expenses increased 3.9%, producing a 1.4% increase in same store NOI for the third quarter of 2006, compared to the second quarter of 2006, or $0.5 million. On a sequential basis, the average monthly rental rate per unit increased 2.7%. Utilities and personnel expenses accounted for a majority of the sequential increase in operating expenses. For the third quarter of 2006, average economic occupancy at the mature communities was 94.9%, compared to 95.2% for the second quarter of 2006.
For the nine months ended September 30, 2006, average economic occupancy at the Company’s mature communities was 95.1%, compared to 94.4% for the nine months ended September 30, 2005.
Total revenues for the mature communities increased 5.5% during the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005, and operating expenses increased 4.5%, producing a 6.2% increase in same store NOI, or $6.7 million.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisitions, Dispositions and Other Investment Activity
Development Activity and Land Acquisitions
The Company recently announced plans to begin construction at Post Eastside™, a mixed-use development located in the suburban Dallas office corridor of Richardson, TX. Post will develop the residential portion of the project, including approximately 435 apartment homes situated above approximately 36,000 square feet of ground-floor retail space. Total development costs of the project are estimated to be approximately $53.9 million. The first apartment units at this development are expected to be delivered in the fourth quarter of 2007. The development will also include approximately 189,000 square feet of already existing office space and approximately 65,000 square feet of retail space to be owned by third parties.
The Company also recently announced plans to begin construction of an expansion of its Post Hyde Park® apartment community located in Tampa, FL. The expansion will include 84 new apartment units, and after the expansion is complete, Post Hyde Park® will include a total of 467 apartment homes. Total development costs of the expansion project are estimated to be approximately $18.6 million. The first apartment units at this development are expected to be delivered in the first quarter of 2008.
During the third quarter of 2006, the Company acquired a parcel of land in Prince Georges County, MD for a total investment of approximately $8.3 million. The site is an approximate 6.9 acre parcel located in the College Park/Hyattsville, MD submarket of metro Washington, D.C. on which the Company has future plans for a mixed-use project that is currently expected to include approximately 321 rental apartments, approximately 70 for-sale condominiums and approximately 1,600 square feet of retail amenities.

As of September 30, 2006, the Company’s aggregate development pipeline was approximately $253 million. The Company also owns or has under contract land that will allow for the development of more than 4,000 multifamily units. This undeveloped land is located in Atlanta, GA, Austin, TX, Dallas, TX, metropolitan Washington D.C., Houston, TX, Raleigh, NC and Tampa, FL. The Company expects to begin actual development of the land sites discussed above over the next several years. There can be no assurance that projects under development will commence construction.
Apartment Acquisitions
During the third quarter of 2006, the Company, through a Section 1031 exchange intermediary, acquired a 361-unit apartment community in Rockville, MD near Washington, D.C. for approximately $85 million, including closing costs, other amounts the Company plans to spend to improve the community and the assumption of approximately $41 million of mortgage indebtedness. The community was renamed Post Fallsgrove.
As previously announced, the Company also acquired in October 2006, through a Section 1031 exchange intermediary, a 150-unit apartment community in Tampa, FL for approximately $26 million, including closing costs, brokerage commissions and other amounts the Company plans to spend to complete a renovation of the property. The Company expects to finance the acquisition as part of a tax-deferred like-kind exchange transaction with the proceeds expected from the sale of an Atlanta apartment community. The community, renamed Post Bay at Rocky Point™, is currently undergoing renovation and lease-up and is the Company’s fourth community in the Tampa Bay market.
Apartment and Land Dispositions
During the third quarter of 2006, the Company, through a Section 1031 exchange intermediary, closed the sale of its Post Uptown Square™ apartment community located in Denver, CO for a gross sales price of approximately $118 million, including the purchaser’s assumption of approximately $40 million of secured debt encumbering the property. The net sales proceeds were used to acquire Post Fallsgrove discussed above as well as the earlier 2006 acquisitions of the Post Barton Creek™ and Post Park Mesa™ apartment communities located in Austin, TX, all as part of a tax-deferred like-kind exchange transaction.
During the third quarter of 2006, the Company also closed the sale of a parcel of undeveloped land adjacent to its Post Uptown Square™ apartment community for a gross sales price of approximately $2.8 million. The Company recognized a gain of approximately $0.5 million, or $0.01 per diluted share, in connection with this sale.
The Company is marketing for sale three apartment communities in Atlanta, GA: Post Oak™, Post Summit® and Post Valley®. The Company expects to generate aggregate sales proceeds from the sale of these three communities in excess of $75 million, including the assumption and/or repayment of approximately $18.6 million of tax-exempt debt encumbering the Post Valley® community. These three communities have an average age of approximately 16 years. The Company expects to utilize net sales proceeds from the sales of Post Summit® and Post Valley® to fund its development pipeline and from the sale of Post Oak™ to fund the acquisition of Post Bay at Rocky Point™ discussed above. There can be no assurance that the sale of these apartment communities will close or that the Company will achieve its objectives in any related tax-deferred like-kind exchange transaction.
Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, GA and Dallas, TX. The Company believes that the long-term value of these two communities will be enhanced as a result of the renovations; however, occupancy will be affected negatively during the renovation period. As of September 30, 2006, the renovation of 153 units had been completed at these two communities.

Condominium Activity
The Company is currently converting four apartment communities initially consisting of 597 units to condominiums through a taxable REIT subsidiary. During the three months ended September 30, 2006, the Company closed the sales of 49 units for aggregate gross sales prices of approximately $14.6 million. In the aggregate, as of October 23, 2006, the Company has closed the sales of 330 (55.3%) of the units in these four condominium conversions and has another 21 units under contract.
The Company is also currently developing two condominium communities, containing 230 units, located in Alexandria, VA and Dallas, TX. Of those units, 91 are currently under contract at the Alexandria, VA development, with closings expected to commence in the first quarter of 2007. There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
The Company recognized an approximate $0.8 million, or $0.02 per diluted share, net loss on condominium sales in FFO during the third quarter of 2006, compared to approximately $1.7 million, or $0.04 per diluted share, of incremental gains on condominium sales in FFO, net of provision for income taxes, during the third quarter of 2005.
The Company’s reported net loss on condominium sales in FFO during the third quarter of 2006 was primarily attributable to revised estimates reflecting the Company’s current expectations of total sales and costs for ongoing condominium conversion projects through their completion. Revised estimates reflect the Company’s current and expected view of sales trends, including the impact of increased pricing concessions and other incentives, the residential and condominium housing markets as well as general economic conditions. As a result, the Company currently expects that incremental profits from condominium sales in FFO for the year ending December 31, 2006 will be approximately $0.03 per diluted share, compared to its previous range of $0.06 to $0.07 per diluted share. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above, and the Company assumes no obligation to update this guidance in the future.
During the nine months ended September 30, 2006 and 2005, the Company recognized approximately $1.2 million, or $0.03 per diluted share, and approximately $7.8 million, or $0.18 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes.
The Company reports condominium gains (losses) in its consolidated statement of operations in the captions titled gains (losses) on sales of condominium and real estate assets in continuing and discontinued operations, respectively, and in equity in earnings of unconsolidated entities.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.7% at September 30, 2006. Variable rate debt as a percentage of total debt was 3.7% at September 30, 2006. As of September 30, 2006, the Company had outstanding borrowings of approximately $9 million on its combined $480 million unsecured lines of credit.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Fourth Quarter 2006 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of apartment market and general economic conditions as well as other risks outlined below. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

For the fourth quarter of 2006, the Company expects that its net income will be in the range of $0.92 to $1.01 per diluted share and that FFO will be in the range of $0.43 to $0.45 per diluted share, including approximately $0.01 per diluted share of debt extinguishment losses related to asset sales. There can be no assurance that asset sales will close.
The estimates of per share FFO for the fourth quarter of 2006 are based on the following assumptions: an expected increase in same store NOI of 2.2% to 3.2% sequentially, compared to the third quarter 2006, based primarily on revenues that are expected to (decrease) increase (0.3)% to 0.3% sequentially and operating expenses that are expected to decrease 4.0% to 4.6% sequentially; up to approximately $0.01 of incremental profits from condo sales; modest dilution from continuing apartment rehabilitation projects; and general and administrative expenses, investment and development costs, and property management expenses that, in the aggregate, are expected to increase modestly compared to the third quarter of 2006. On a year-over-year basis, same store NOI is expected to increase 3.8% to 4.8% in the fourth quarter of 2006, compared to the fourth quarter of 2005, based primarily on revenues that are expected to increase 4.9% to 5.5% and operating expenses that are expected to increase 6.5% to 7.1%.
Consistent with past practice, the Company expects to issue full year 2007 guidance with its fourth quarter earnings release in early 2007. A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the fourth quarter of 2006 is included in the financial data (Table 5) accompanying this press release.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 25 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense, losses on early extinguishment of indebtedness and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO. Prior period amounts have been conformed to the current period presentation.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, October 31, 2006, at 10 a.m. ET. The telephone numbers are 877-704-5381 for US and Canada callers and 913-312-1295 for international callers. The access code is 8812254. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/events calendar. The replay will begin at 1:00 p.m. ET on October 31, 2006, and will be available until Monday, November 6, 2006, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 8812254. A replay of the call also will be archived on Post’s website under investor relations/events calendar. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.
Post Properties owns 22,389 apartment homes in 63 communities, including 545 apartment units in two communities held in unconsolidated entities, 1,031 apartment units in four communities (including the expansion of one community) currently under construction and 150 apartment homes in lease-up. The Company is also developing 230 for-sale condominium homes in two communities and is converting apartment units in four communities initially consisting of 597 units (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending December 31, 2006 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities, including the Company’s estimated condominium profits for the year ending December 31, 2006, anticipated net proceeds from asset sales and the expected use of proceeds therefrom, and the anticipated impact of proposed renovations and improvements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its annual report on Form 10-K dated December 31, 2005, as amended; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters, including the Americans with Disabilities Act and the Fair Housing Act ; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2005, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
OPERATING DATA
Revenues from continuing operations	$76,874	$71,900	$223,345	$208,676
Net income available to common shareholders	$33,892	$71,332	$48,858	$130,634
Funds from operations available to common shareholders and unitholders (Table 1)	$20,833	$18,449	$62,930	$62,565

Weighted average shares outstanding — diluted	43,955	40,372	43,387	40,157
Weighted average shares and units outstanding — diluted	44,663	42,536	44,263	42,492

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$0.77	$1.77	$1.13	$3.25

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.47	$0.43	$1.42	$1.46

Dividends declared	$0.45	$0.45	$1.35	$1.35

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive and antidilutive securities, which results in a difference totaling 441 and 293 weighted average shares and units for the three and nine months ended September 30, 2005 from the weighted average shares and units used in computing earnings per share from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income available to common shareholders	$33,892	$71,332	$48,858	$130,634
Minority interest of common unitholders — continuing operations	87	(10)	369	(226)
Minority interest in discontinued operations	577	4,014	633	7,814
Depreciation on wholly-owned real estate assets, net	16,673	18,199	49,930	55,584
Depreciation on real estate assets held in unconsolidated entities	229	224	679	744
Gains on sales of real estate assets, net of provision for income taxes	(29,678)	(76,720)	(38,480)	(139,290)
Incremental gains (losses) on condominium sales, net of provision for income taxes (1)	(820)	1,398	1,232	7,459
Gains on sales of real estate assets — unconsolidated entities	(174)	(246)	(247)	(445)
Incremental gains (losses) on condominium sales — unconsolidated entities (1)	47	258	(44)	291

Funds from operations available to common shareholders and unitholders	$20,833	$18,449	$62,930	$62,565

Funds from operations — per share and unit — diluted (2)	$0.47	$0.43	$1.42	$1.46

Weighted average shares and units outstanding — diluted (2)	44,663	42,977	44,263	42,785

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 18 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 441 and 293 shares and units for the three and nine months ended September 30, 2005. Such dilutive securities were antidilutive to the income per share computations in the three and nine months ended September 30, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2006	2005	2006	2006	2005
Total same store NOI	$39,377	$37,392	$38,839	$116,044	$109,295
Property NOI from other operating segments	1,658	1,425	1,591	4,257	2,353

Consolidated property NOI	41,035	38,817	40,430	120,301	111,648

Add (subtract):
Interest income	175	229	118	413	583
Other revenues	49	64	86	200	196
Minority interest in consolidated property partnerships	(85)	34	(63)	(177)	212
Depreciation	(16,966)	(17,496)	(16,748)	(50,101)	(53,539)
Interest expense	(13,609)	(13,676)	(13,256)	(40,281)	(42,722)
Amortization of deferred financing costs	(882)	(990)	(833)	(2,651)	(3,707)
General and administrative	(4,406)	(4,558)	(4,632)	(13,464)	(13,506)
Investment, development and other expenses	(1,332)	(1,333)	(1,618)	(4,500)	(3,737)
Gains (losses) on sales of condominiums, net	1,611	(99)	8,569	10,022	(368)
Equity in income of unconsolidated real estate entities	527	592	413	1,251	1,294
Other income	1,401	—	272	3,095	5,267
Minority interest of common unitholders	(87)	10	(235)	(369)	226

Income from continuing operations	7,431	1,594	12,503	23,739	1,847
Income from discontinued operations	28,370	71,647	1,481	30,847	134,515

Net income	$35,801	$73,241	$13,984	$54,586	$136,362

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q3 ’06	Q3 ’06	Q3 ’06
	September 30,	September 30,	June 30,	vs. Q3 ’05	vs. Q2 ’06	% Same
	2006	2005	2006	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$26,616	$25,480	$25,861	4.5%	2.9%
Dallas	11,281	10,922	11,134	3.3%	1.3%
Tampa	7,019	6,496	6,897	8.1%	1.8%
Washington, D.C.	8,590	7,981	8,379	7.6%	2.5%
Charlotte	3,688	3,419	3,572	7.9%	3.2%
Houston	2,735	2,559	2,706	6.9%	1.1%
New York	3,426	3,143	3,328	9.0%	2.9%
Orlando	995	931	988	6.9%	0.7%

Total rental and other revenues	64,350	60,931	62,865	5.6%	2.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	10,399	9,253	9,924	12.4%	4.8%
Dallas	5,298	4,959	4,993	6.8%	6.1%
Tampa	2,690	2,595	2,543	3.7%	5.8%
Washington, D.C.	2,840	2,635	2,792	7.8%	1.7%
Charlotte	1,139	1,141	1,182	(0.2)%	(3.6)%
Houston	1,328	1,723	1,313	(22.9)%	1.1%
New York	874	875	887	(0.1)%	(1.5)%
Orlando	405	358	392	13.1%	3.3%

Total	24,973	23,539	24,026	6.1%	3.9%

Net operating income
Atlanta	16,217	16,227	15,937	(0.1)%	1.8%	41.2%
Dallas	5,983	5,963	6,141	0.3%	(2.6)%	15.2%
Tampa	4,329	3,901	4,354	11.0%	(0.6)%	11.0%
Washington, D.C.	5,750	5,346	5,587	7.6%	2.9%	14.6%
Charlotte	2,549	2,278	2,390	11.9%	6.7%	6.4%
Houston	1,407	836	1,393	68.3%	1.0%	3.6%
New York	2,552	2,268	2,441	12.5%	4.5%	6.5%
Orlando	590	573	596	3.0%	(1.0)%	1.5%

Total same store NOI	$39,377	$37,392	$38,839	5.3%	1.4%	100.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Nine months ended
	September 30,	September 30,
	2006	2005	% Change
Rental and other revenues
Atlanta	$77,719	$75,104	3.5%
Dallas	33,242	31,790	4.6%
Tampa	20,733	19,082	8.7%
Washington, D.C.	25,078	23,543	6.5%
Charlotte	10,720	9,900	8.3%
Houston	8,100	7,379	9.8%
New York	10,000	9,139	9.4%
Orlando	2,973	2,724	9.1%

Total rental and other revenues	188,565	178,661	5.5%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	29,716	27,755	7.1%
Dallas	15,215	14,354	6.0%
Tampa	7,745	7,664	1.1%
Washington, D.C.	8,414	8,135	3.4%
Charlotte	3,410	3,246	5.1%
Houston	3,927	4,310	(8.9)%
New York	2,891	2,753	5.0%
Orlando	1,203	1,149	4.7%

Total	72,521	69,366	4.5%

Net operating income
Atlanta	48,003	47,349	1.4%
Dallas	18,027	17,436	3.4%
Tampa	12,988	11,418	13.8%
Washington, D.C.	16,664	15,408	8.2%
Charlotte	7,310	6,654	9.9%
Houston	4,173	3,069	36.0%
New York	7,109	6,386	11.3%
Orlando	1,770	1,575	12.4%

Total same store NOI	$116,044	$109,295	6.2%

Table 4
Computation of Debt Ratios
(In thousands)

	As of September 30,
	2006	2005
Total real estate assets per balance sheet	$1,998,044	$1,901,826
Plus:
Company share of real estate assets held in unconsolidated entities	42,442	41,236
Company share of accumulated depreciation – assets held in unconsolidated entities	3,601	2,698
Accumulated depreciation per balance sheet	530,090	508,386
Accumulated depreciation on assets held for sale	19,004	—

Total undepreciated real estate assets (A)	$2,593,181	$2,454,146

Total debt per balance sheet	$1,024,440	$957,985
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(6,679)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,039,339	$974,756

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	40.1%	39.7%

Total debt per balance sheet	$1,024,440	$957,985
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(6,679)

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,134,339	$1,069,756

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	43.7%	43.6%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended
	December 31, 2006
	Low Range	High Range
Forecasted net income, per share	$0.92	$1.01
Forecasted real estate depreciation, per share	0.38	0.37
Forecasted gains on apartment community sales, per share	(0.85)	(0.88)
Forecasted gains on condominium sales, net of provision for income taxes, per share	(0.02)	(0.06)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.00	0.01

Forecasted funds from operations, per share	$0.43	$0.45